Exhibit 99.1
News Release

HOPE BANCORP, INC. ANNOUNCES CLOSING OF
SALE OF ADDITIONAL $17.5 MILLION CONVERTIBLE SENIOR NOTES

LOS ANGELES - June 8, 2018 - Hope Bancorp, Inc. (NASDAQ: HOPE) (the “Company”) today announced that, in connection with its previously announced offering of $200.0 million aggregate principal amount of 2.00% Convertible Senior Notes due 2038 (the “Original Notes”), the initial purchaser has exercised in part its previously announced over-allotment option to purchase an additional $17.5 million aggregate principal amount of 2.00% Convertible Senior Notes due 2038 (the “Additional Notes” and, together with the Original Notes, the “Notes”). The Additional Notes were sold on the same terms and conditions as the Original Notes. Following the issuance of the Additional Notes, the Company has issued a total of $217.5 million aggregate principal amount of the Notes. The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the exercise of the over-allotment option occurred on June 7, 2018.
The Company received aggregate net proceeds from the offerings (including the previously-announced net proceeds of approximately $196.0 million from the initial closing on May 11, 2018) of approximately $213.15 million, after deducting the initial purchaser’s discount but before estimated offering expenses payable by the Company.
As previously announced, in connection with the offering of the Notes, the Company’s board of directors approved a share repurchase program that authorized the Company to use up to $100 million of the proceeds from the offering of Notes to repurchase up to $100 million of its common stock. The Company repurchased approximately $76 million of its common stock from purchasers of the Notes in privately negotiated transactions effected through the initial purchaser or its affiliates conducted concurrently with the pricing of the Notes at a purchase price per share equal to the $18.11 per share closing price of the Company’s common stock on May 8, 2018. The Company expects to use the remaining capacity for repurchases of approximately $24 million to fund open market or privately negotiated repurchases, including repurchases under a trading plan adopted by the Company that is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Plan”). The Plan will allow the Company to repurchase shares through a designated broker at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. Because repurchases under a 10b5-1 plan are subject to certain pricing, market and volume parameters, there is no guarantee as to the exact number of shares, if any, that will be repurchased under the Plan. In addition, the timing of share repurchases under the Plan and the overall repurchase program will depend upon prevailing market conditions, regulatory requirements and other factors and may be suspended by the Company at any time.
The Company intends to contribute the remaining proceeds from the offerings of Notes as additional capital to Bank of Hope, its wholly owned banking subsidiary, to be used by Bank of Hope for general corporate purposes.
The Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of an offering memorandum.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $14.5 billion in total assets as of March 31, 2018. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. Bank of Hope also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City and Northern California; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the expected use of the net proceeds from the offering of the Notes and the terms of any share repurchases described herein (including the Plan). These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

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